Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 26th day of October, 2004, by and among REYNOLDS METALS COMPANY, a corporation organized under the laws of Delaware, U.S.A. (“Reynolds”), BILLITON INVESTMENTS IRELAND LTD., a corporation organized under the laws of Ireland (“Billiton”) (Reynolds and Billiton are hereafter collectively referred to as the “Sellers” and individually as a “Seller”), and RYERSON TULL, INC., a corporation organized under the laws of Delaware (“Purchaser”).

WHEREAS, each of Reynolds and Billiton own 50% of the outstanding shares of capital stock of Integris Metals, Inc., a corporation organized under the laws of New York, U.S.A. (the “Company”); and

WHEREAS, Sellers desire to sell all of the capital stock of the Company to Purchaser, and Purchaser desires to purchase the capital stock of the Company from Sellers, upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. - DEFINITIONS

1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means any Person, directly or indirectly, controlling, controlled by, or under common control with, Sellers or Purchaser; provided that in the case of Billiton, BHP Billiton Limited, a company organized under the laws of Victoria, Australia, or any Affiliate of BHP Billiton Limited shall also be deemed an Affiliate of Billiton. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Best Efforts” means commercially reasonable efforts that a prudent person desiring to achieve a result would use in similar circumstances to ensure that the result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the person subject to that obligation to take actions that would result in a materially adverse change in the condition (financial or otherwise) or business of the person or in the benefits to that person of this Agreement and the transactions contemplated by this Agreement.

“Billiton Material Adverse Effect” shall mean any adverse change in the condition (financial or otherwise), business or results of operations of Billiton or any of its Affiliates which is material to Billiton and its Affiliates, taken as a whole, excluding (i) any changes or effects resulting from general changes in economic, market, regulatory or political conditions, (ii) changes in conditions generally applicable to the industries in which Billiton and its Affiliates are involved or (iii) changes or effects resulting from the announcement or pendency of this Agreement or related transactions, including, without limitation, the impact thereof on relationships with customers, suppliers or employees, except in the case of the foregoing clauses (i) and (ii), for any such change that specifically relates to, or disproportionately affects in an adverse manner, Billiton or any of its Affiliates.

“Break Fee” means the termination fee payable from Purchaser to Sellers pursuant to the terms of Article 10.0.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition under the Competition Act or any person duly authorized to exercise the powers of the Commissioner of Competition.

“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c.C-34, as amended.

“Competition Act Approval” means either:

(a)	the issuance of an advance ruling certificate (“ARC”) by the Commissioner under Section 102(1) of the Competition Act with respect to the purchase of Shares contemplated by this Agreement; or

(b)	the Purchaser shall have received a “no-action” letter from the Commissioner, which letter confirms that the Commissioner is of the view that grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the purchase of Shares contemplated by this Agreement and which does not contain any conditions, restrictions or requirements that are inconsistent with the provisions of Section 8.03 (other than the normal caveat that such proceedings may be initiated at any time up to three years after the transactions have been substantially completed).

“Disclosure Schedule” means the document attached hereto as the Disclosure Schedule.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Integris Metals Corporation” means the Delaware company which is currently a wholly-owned subsidiary of the Company.

“Material Adverse Effect” shall mean any adverse change in the condition (financial or otherwise), business or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, excluding (i) any changes resulting from general changes in economic, market, regulatory or political conditions, (ii) changes in conditions generally applicable to the industries in which the Company and its

Subsidiaries are involved or (iii) changes resulting from the announcement or pendency of this Agreement or related transactions, including, without limitation, the impact thereof on relationships with customers, suppliers or employees, except, in the case of the foregoing clauses (i) and (ii), for any such change that specifically relates to, or disproportionately affects in an adverse manner, the Company or any of its Subsidiaries.

“New York City Time” means the local time of New York, New York, United States of America.

“Person” means a natural person, a corporation, a partnership or any other entity.

“Prohibition Order” means any injunction, writ, hold separate arrangement or order, temporary restraining order or other order of any nature issued by any court, tribunal or governmental agency prohibiting the consummation of the transaction substantially on the terms contemplated hereby. For purposes of this definition, a prohibition of the consummation of the transaction substantially on the terms contemplated hereby does not include a requirement of the applicable court, tribunal or governmental agency that Purchaser divest or dispose, or agree to divest or dispose, plants, assets and businesses of Purchaser and its Affiliates or the Company and its Subsidiaries that accounted in the aggregate for dollar sales of less than 10% of the U.S. sales of the Company and its Subsidiaries in the preceding twelve consecutive calendar months.

“Required Governmental Approval” means all approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental agency necessary for the consummation of the transactions contemplated by this Agreement, including (i) expiration or termination of all applicable waiting periods, if any, under the HSR Act and (ii) the expiration of any applicable waiting period under section 123 of the Competition Act, or the waiver by the Commissioner (in accordance with section 113(c) of the Competition Act) of the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act, in respect of the purchase of Shares contemplated by this Agreement.

“Reynolds Material Adverse Effect” shall mean any adverse change in the condition (financial or otherwise), business or results of operations of Reynolds or any of its Affiliates which is material to Reynolds and its Affiliates, taken as a whole, excluding (i) any changes or effects resulting from general changes in economic, market, regulatory or political conditions, (ii) changes in conditions generally applicable to the industries in which Reynolds and its Affiliates are involved or (iii) changes or effects resulting from the announcement or pendency of this Agreement or related transactions, including, without limitation, the impact thereof on relationships with customers, suppliers or employees, except, in the case of the foregoing clauses (i) and (ii) for any such change that specifically relates to, or disproportionately affects in an adverse manner Reynolds or any of its Affiliates.

“Shares” means 50 shares of capital stock of the Company held by Reynolds and 50 shares of capital stock of the Company held by Billiton, collectively representing all of the issued and outstanding shares of the Company.

“Subsidiaries” means the legal entities owned by the Company, each of which is set forth on Schedule 6.01.

“U.S.” or “U.S.A.” means the United States of America.

“US$” means the lawful currency of the United States of America.

ARTICLE 2. - PURCHASE AND SALE

2.01 Purchase and Sale of the Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, Reynolds and Billiton hereby agree to transfer, sell and convey the Shares to Purchaser, and Purchaser hereby agrees to purchase the Shares from Reynolds and Billiton for the consideration specified in this Agreement.

2.02 Purchase Price. As consideration for the sale of the Shares to Purchaser, Purchaser shall pay US$205,000,000 to Reynolds and US$205,000,000 to Billiton. The total sum of US$410,000,000 is the “Purchase Price.”

2.03 Payment of the Purchase Price. Purchaser shall pay the Purchase Price to Reynolds and Billiton by wire transfer of immediately available funds on the Closing Date pursuant to the wire transfer instructions that each Seller shall deliver in writing to Purchaser at least three business days prior to the Closing Date. Such payments shall be made no later than 4:00 p.m. New York City Time on the Closing Date. If a payment is made to a Seller after 4:00 p.m., Purchaser shall pay to Seller, in the manner set forth above, interest on such amount at an annual rate equal to the overnight rate offered by Mellon Bank for funds deposited on the Closing Date from and including the Closing Date to and including the day on which payment is received in the account of Seller. Purchaser’s obligation to pay interest to a Seller shall only be discharged as a result of payment having been received by such Seller, without regard to whether the other Seller shall have received payment.

ARTICLE 3. - CLOSING

3.01 Time, Date and Place of Closing. The closing of the purchase of the Shares of the Company by Purchaser from Sellers and the payment by Purchaser of the Purchase Price (the “Closing”) shall take place at the offices of Alcoa Inc., 390 Park Avenue, New York, New York, U.S.A. at 10:00 a.m. New York City Time on the second business day after the date on which all of the conditions set forth in Article 9 have been satisfied or waived, or at such other place and time as shall be agreed to by Sellers and Purchaser (the “Closing Date”).

3.02 Sellers’ Deliveries at the Closing. At the Closing:

(a)	Reynolds shall deliver or cause to be delivered to Purchaser:

(1)	the share certificate or certificates evidencing the Shares held by Reynolds, duly endorsed for transfer to Purchaser;

(2)	the resignations of William E. Leahey, Jr., Richard P. McCracken and William B. Plummer as directors of the Company;

(3)	a certificate of the Secretary of Reynolds certifying resolutions of the board of directors of Reynolds approving and authorizing the execution, delivery and performance by Reynolds of this Agreement and the consummation by Reynolds of the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Reynolds); and

(4)	a certificate dated as of the Closing Date, signed by Reynolds, certifying as to compliance by Reynolds with Sections 9.02(a) and 9.02(b).

(b)	Billiton shall deliver or cause to be delivered to Purchaser:

(1)	the share certificate or certificates evidencing the Shares held by Billiton, duly endorsed for transfer to Purchaser;

(2)	the resignations of Marcus P. Randolph, Andre L. Liebenberg and George J. Karpakis as directors of the Company;

(3)	a certificate of the Secretary of Billiton certifying resolutions of the board of directors of Billiton approving and authorizing the execution, delivery and performance by Billiton of this Agreement and the consummation by Billiton of the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Billiton); and

(4)	a certificate dated as of the Closing Date, signed by Billiton, certifying as to compliance by Billiton with Sections 9.02(a) and 9.02(b).

(c)	Reynolds and Billiton shall cause the Company to deliver to Purchaser:

(1)	the articles of incorporation of the Company, certified by the Secretary of State of New York, and the by-laws of the Company, certified by its Secretary or other officer;

(2)	a certificate issued by the Company pursuant to Treas. Reg. §§1.897-2(h) and 1.1445-2(c)(3) to the effect that the Company is not, and has not been at any time during the previous five years, a United States real property holding corporation within the meaning of Section 897 of the Code. In connection with such certification, the Company shall comply with the notification requirements of Treas. Reg. §1.897-2(h)(2); and

(3)	a certificate of good standing for the Company from the State of New York.

3.03 Purchaser’s Deliveries at the Closing. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers:

(1)	the Purchase Price by wire transfers of immediately available funds as provided in Article 2.0 above and will provide Fed transfer numbers as proof thereof;

(2)	a certificate of the Secretary of Purchaser certifying resolutions of the board of directors of Purchaser approving and authorizing the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser); and

(3)	a certificate dated as of the Closing Date, signed by Purchaser, certifying as to compliance with Sections 9.03(a) and 9.03(b).

ARTICLE 4. - REPRESENTATIONS AND WARRANTIES OF REYNOLDS

Reynolds makes the following representations and warranties to Purchaser:

4.01 Required Consents; Authority. All corporate consents, approvals, authorizations and orders necessary for the execution and delivery of this Agreement by Reynolds, and for the sale and delivery of the Shares to be sold by Reynolds hereunder, have been obtained; Reynolds has the corporate right, power and authority to enter into this Agreement and has the corporate right, power and authority to sell, assign, transfer and deliver the Shares to be sold by Reynolds hereunder; and this Agreement has been duly authorized, executed and delivered by Reynolds.

4.02 No Conflicts. The execution, delivery and performance of this Agreement by Reynolds, the sale of the Shares to be sold by Reynolds and the consummation by Reynolds of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Reynolds pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Reynolds is a party or by which Reynolds is bound or to which any of the property or assets of Reynolds is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of Reynolds or (iii) subject to compliance with the HSR Act and the Competition Act, result in the violation of any applicable law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency having jurisdiction over Reynolds except, in the case of clauses (i) and (iii) above, for such conflicts, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect or Reynolds Material Adverse Effect or affect the validity of the Shares, the consummation of the transactions contemplated herein or the performance by Reynolds of its obligations hereunder.

4.03 Title to Shares. Reynolds has good and valid title to the Shares to be sold at the Closing by Reynolds hereunder, free and clear of all liens, encumbrances, equities and adverse claims; Reynolds will have, immediately prior to the Closing, good and valid title to the Shares to be sold at the Closing by Reynolds, free and clear of all liens, encumbrances, equities and adverse claims; and, upon delivery of the certificates representing such Shares and payment therefor pursuant hereto, good and valid title to such Shares, free and clear of all liens, encumbrances, equities and adverse claims, will pass to Purchaser.

4.04 Reynolds Indemnity. Reynolds has provided to Purchaser a true and correct copy of the agreement pursuant to which Reynolds has provided the Company with the indemnification related to certain aluminum plate sold by a predecessor to the Company, as described in the S-1 (defined below). Such agreement is in full force and effect, is binding on Reynolds in accordance with its terms and shall survive the Closing in accordance with its terms.

ARTICLE 5. - REPRESENTATIONS AND WARRANTIES OF BILLITON

Billiton makes the following representations and warranties to Purchaser:

5.01 Required Consents; Authority. All corporate consents, approvals, authorizations and orders necessary for the execution and delivery of this Agreement by Billiton, and for the sale and delivery of the Shares to be sold by Billiton hereunder, have been obtained; Billiton has the corporate right, power and authority to enter into this Agreement and has the corporate right, power and authority to sell, assign, transfer and deliver the Shares to be sold by Billiton hereunder; and this Agreement has been duly authorized, executed and delivered by Billiton.

5.02 No Conflicts. The execution, delivery and performance of this Agreement by Billiton, the sale of the Shares to be sold by Billiton and the consummation by Billiton of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Billiton pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Billiton is a party or by which Billiton is bound or to which any of the property or assets of Billiton is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of Billiton or (iii) subject to compliance with the HSR Act and the Competition Act, result in the violation of any applicable law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency having jurisdiction over Billiton except, in the case of clauses (i) and (iii) above, for such conflicts, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect or Billiton Material Adverse Effect or affect the validity of the Shares, the consummation of the transactions contemplated herein or the performance by Billiton of its obligations hereunder.

5.03 Title to Shares. Billiton has good and valid title to the Shares to be sold at the Closing by Billiton hereunder, free and clear of all liens, encumbrances, equities and adverse claims; Billiton will have, immediately prior to the Closing, good and valid title to the

Shares to be sold at the Closing by Billiton, free and clear of all liens, encumbrances, equities and adverse claims; and, upon delivery of the certificates representing such Shares and payment therefor pursuant hereto, good and valid title to such Shares, free and clear of all liens, encumbrances, equities and adverse claims, will pass to Purchaser.

ARTICLE 6. - REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANY

All of the following representations and warranties are made subject to the information contained in and exceptions which are described in (1) the draft Form S-1 Registration Statement attached here as Exhibit 1 (the “S-1”) or (2) the disclosure schedule delivered by Sellers to Purchaser concurrently herewith and identified by the parties as the “Disclosure Schedule.” On and as of the date hereof, each Seller severally, represents and warrants to Purchaser that:

6.01 Organization and Good Standing. The Company and each of its Subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have the corporate power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. The Company does not own or control, directly or indirectly, any Person other than the subsidiaries listed in Schedule 6.01.

6.02 Capitalization. The capital stock of the Company consists of 100,000 shares of common stock, par value of $0.01 per share, of which 100 shares are issued and outstanding. All of the Shares are validly issued and outstanding, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, calls or rights of any kind to purchase or otherwise acquire, and no securities convertible into, capital stock or other securities of the Company. Sellers are the owners of record of all of the Shares.

6.03 No Violation or Default. Neither the Company nor any of its Subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject; or (iii) in violation of any applicable material law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its Subsidiaries, as the case may be, except for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

6.04 No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, except in connection with the applicable requirements of the HSR Act and the antitrust, competition or trade regulation laws of Mexico and Canada and except as would not have a Material Adverse Effect.

6.05 Legal Proceedings. There are no material legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to Sellers’ knowledge, threatened, to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject.

6.06 Title to Real and Personal Property. The Company and its Subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.07 Title to Intellectual Property. The Company and its Subsidiaries own or possess adequate rights to use, or can acquire on reasonable terms, all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) currently employed by them in connection with the respective businesses now operated by them, except where the failure to own, possess or be able to acquire on reasonable terms would not, individually or in the aggregate, have a Material Adverse Effect; and the conduct of the respective businesses of the Company and its Subsidiaries do not conflict in any material respect with any such rights asserted by others and the Company and its Subsidiaries have not received any notice of any claim of infringement or conflict with any such rights asserted by others, except for such claims which, individually or in the aggregate, would not have a Material Adverse Effect.

6.08 Taxes. The Company and its Subsidiaries have filed all material federal, state, local and foreign tax returns required to be filed through the date hereof, and have paid or have made adequate reserves or provisions for the payment of all federal, state, local and foreign taxes required to be paid through the date hereof; and there are no material tax deficiencies that have been, or could reasonably be expected to be, asserted against the Company or any of its Subsidiaries or any of their respective properties or assets.

6.09 Licenses and Permits. The Company and its Subsidiaries possess all material licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary to conduct their respective businesses as described in the S-1, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its

Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except where such revocations, modifications or failures to renew would not, individually or in the aggregate, have a Material Adverse Effect.

6.10 Compliance With Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules and regulations and judgments and orders of any court, arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its Subsidiaries, as the case may be, relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of the foregoing clauses (i) and (ii), for any such failure to comply, or failure to receive required permits, licenses or approvals, or liability as would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company and its Subsidiaries reasonably expects material capital expenditures to maintain compliance with Environmental Laws. Except as would not reasonably be expected to result in fines or monetary sanctions, exclusive of interest and costs, of $100,000 or more, none of the Company and its Subsidiaries is a party to any environmental proceeding including a governmental entity.

6.11 Compliance With ERISA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its Subsidiaries for employees or former employees of the Company and its Affiliates has been maintained in all material respects in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; and (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption.

6.12 Financial Statements. The consolidated financial statements and the related notes thereto of the Company and its consolidated subsidiary (the “Consolidated Financial Statements”) included in the S-1 present fairly in all material respects the financial position as of the dates indicated and the results of operations and the changes in the cash flows for the periods specified of the Company and its consolidated subsidiary; and the Consolidated Financial Statements have been prepared in conformity in all material respects with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby.

6.13 No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this

Agreement) that would give rise to a valid claim against Purchaser, the Company or any of its Subsidiaries for a brokerage commission, finder’s fee or like payment in connection with the transaction contemplated by this Agreement.

6.14 Employment Agreements. The Disclosure Schedule lists all agreements of any kind between the Company and officers or directors of the Company (including, without limitation, agreements granting shares of phantom stock to any employee but excluding agreements for at-will employment and excluding any benefit or other plans offered to employees generally) (the “Employment Agreements”). True and correct copies of all Employment Agreements have been provided to Purchaser.

6.15 Outstanding Debt. The S-1 or the Disclosure Schedule accurately describes as of the day hereof the debt instruments for notes payable of the Company and all amounts outstanding thereunder as of the dates indicated. True and correct copies of all such debt instruments have been provided to Purchaser.

6.16 Absence of Changes. Since October 1, 2004, (a) there has not been any change with respect to the Company that has had or would reasonably be expected to have a Material Adverse Effect and (b) Sellers have used Best Efforts to cause the Company to be operated in the ordinary course of business consistent with past practices, other than with respect to any actions taken under Section 8.07.

6.17 No Material Misstatements or Omissions. As of the dates indicated in the S-1, with respect to the Company and its Subsidiaries, the S-1 does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading; provided, however, that each Seller makes no representation or warranty with respect to any statements or omissions (a) relating to the other Seller or (b) that reflect, were subject to or dependent on the occurrence of the transactions contemplated in connection with the initial public offering or the restructuring.

6.18 Certain Other Representations.

(a)	Neither the Company nor any entities controlled by it for purposes of the Investment Canada Act carries on a “Canadian business” (as defined in the Investment Canada Act) that has activities identified in subsection 14.1(5) of the Investment Canada Act or in any business activity prescribed for purposes of paragraph15(a) of the Investment Canada Act.

(b)

With respect to the Company and any entities controlled by it for purposes of the Investment Canada Act, and for purposes of Part IV of the Investment Canada Act, the value (calculated in accordance with the Investment Canada Act and the regulations thereunder) of the assets of the entity or entities carrying on a Canadian business, and of all other entities in Canada, the control of which is being directly or indirectly acquired by the Purchaser under this Agreement does not amount to more than 50% of the value (calculated in accordance with the Investment Canada Act and the regulations thereunder) of the assets of all entities the control of which is being directly or indirectly acquired by the Purchaser under this Agreement.

(c)	Neither the Company nor any “subsidiary” of the Company is a “foreign bank” as those terms are defined in the Bank Act (Canada).

6.19 Integris Metals Corporation. Integris Metals Corporation (a) is a wholly owned subsidiary that was formed to effect a proposed restructuring of the Company, (b) has no assets or liabilities and (c) does not now, and has not in the past, engaged in any operations.

6.20 Contribution Agreement. Sellers have provided to Purchaser a true and correct copy of the Contribution and Dissolution Agreement, among Reynolds Metals Company, NAMD Inc. and Billiton Investments Ireland Limited, dated as of September 18, 2001 (the “Contribution Agreement”). Such Contribution Agreement is in full force and effect, is binding on Sellers in accordance with its terms and shall survive the Closing in accordance with its terms.

ARTICLE 7. - REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to Sellers on and as of the date hereof:

7.01 Required Consents; Authority. All corporate consents, approvals, authorizations and orders necessary for the execution and delivery of this Agreement by Purchaser, and for the purchase of the Shares have been obtained; Purchaser has the corporate right, power and authority to enter into this Agreement and has the corporate right, power and authority to purchase the Shares; and this Agreement has been duly authorized, executed and delivered by Purchaser.

7.02 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, the purchase of the Shares and the consummation by Purchaser of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Purchaser pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound or to which any of the property or assets of Purchaser is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of Purchaser or (iii) subject to compliance with HSR Act and the Competition Act, result in the violation of any applicable law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency having jurisdiction over Purchaser except, in the case of clauses (i) and (iii) above, for such conflicts, breaches or violations that would not affect the consummation of the transactions contemplated herein or the performance by Purchaser of its obligations hereunder.

7.03 No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated herein, except in connection with the applicable requirements of the HSR Act and antitrust, competition or trade regulation laws of Mexico and Canada.

7.04 Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to consummate the transactions contemplated hereby and to conduct the operations of the Company.

7.05 No Brokers. Purchaser has neither entered into nor will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of a Seller to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

7.06 Availability of Funds. Purchaser will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement and has delivered to Sellers either commitment or “highly confident” letters from any proposed funding sources.

ARTICLE 8. - CONDUCT BEFORE THE CLOSING

8.01 Conduct of Business. Sellers shall, from the date of this Agreement until the Closing Date, use Best Efforts to cause the Company to conduct its business in the usual and ordinary course consistent with past practice, other than with respect to any actions taken under Section 8.07. Without limiting the generality of the foregoing, prior to the Closing Sellers shall cause the Company not to, without the prior written consent of Purchaser: (a) authorize for issuance, issue, sell or deliver, or agree or commit to issue, sell or deliver, any shares of capital stock or any other securities of the Company, or amend any of the terms of any such capital stock or other securities, (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any capital stock or other securities of the Company (provided, however, that the Company shall be permitted to pay a dividend to its shareholders in the fourth quarter 2004 in the ordinary course of business consistent with past practice), or (c) make any change in its article of incorporation or bylaws.

8.02 Supplements to Disclosure; Closing.

(a) From time to time prior to the Closing, Sellers shall supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing, occurring or discovered at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule. No such supplement or amendment related to a matter existing as of the date hereof shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement; provided, however, that if Purchaser decides to close,

Sellers shall, subject to Section 11.07, have no liability with respect to such new supplement or amendment.

(b) To the extent any representation or warranty of a Seller made herein prior to Closing is, to Purchaser’s actual knowledge, untrue or incorrect, then, if Purchaser elects to close, Seller shall have no liability with respect to such untruth or inaccuracy.

8.03 Exercise of Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its Best Efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the generality of the foregoing, the parties shall use their respective Best Efforts to obtain each Required Governmental Approval as soon as practicable after the date hereof. For purposes of this Section 8.03, “Best Efforts” shall include Purchaser divesting such plants, assets or businesses (including entering into customary ancillary agreements on commercially reasonable terms relating to any such divestiture of such assets or businesses) as may be required to avoid the filing of any lawsuit by any governmental entity seeking to enjoin the transaction, or the entry of, or to effect the dissolution of, any Prohibition Order; provided, however, that Purchaser shall not be required to take any actions in connection with, or agree to, any hold separate arrangement or order, sale, divestiture, or disposition of plants, assets and businesses of Purchaser and its Affiliates or of the Company and its Subsidiaries that accounted for aggregate dollar sales of more than 10% of the U.S. sales of the Company and its Subsidiaries in the preceding twelve consecutive calendar months. Sellers shall, and shall cause their respective Affiliates to, cooperate with Purchaser in obtaining Competition Act Approval.

8.04 Press Releases. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the contemplated transaction and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its Best Efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements. Notwithstanding the foregoing, nothing in this Section 8.04 shall prevent any party from (a) discussing this Agreement or its contents or the transactions contemplated hereby with those persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions, (b) making internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby, (c) enforcing its rights hereunder or (d) communicating with customers and suppliers and prospective customers and suppliers regarding the transactions contemplated hereby in a manner that is consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby.

8.05 Third Party Consents and Waivers.

(a)	Purchaser shall: (1) use its Best Efforts to obtain consents or waivers from the Company’s lenders, or (2) if such consents or waivers are not obtained, shall arrange to pay off the Company’s debt at Closing. Sellers shall, and shall cause the Company to, use Best Efforts to cooperate with and assist Purchaser in connection with the foregoing to the extent such cooperation or assistance is requested by Purchaser.

(b)	From and after the date hereof, Sellers will use their Best Efforts, and Purchaser will cooperate with Sellers, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties under any contract, permit or license of the Company in connection with the transaction contemplated hereby.

(c)	Notwithstanding anything herein to the contrary, to the extent a consent is required under any contract, permit or license of the Company in connection with the transaction contemplated hereby, failure to secure such consent will not constitute a breach of this Agreement (subject to the parties’ obligations to use Best Efforts to obtain such consent set forth herein). If any such consent is not obtained, Sellers shall, at Sellers’ expense, cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefit of any such right, including enforcement of any and all rights of Sellers or the Company against the other party to any contract, commitment or other similar agreement arising out of the breach or cancellation thereof by such party or otherwise.

8.06 Review of Operations. Subject to applicable laws, Purchaser may, prior to the Closing Date, directly or through its representatives, review, during normal business hours and upon reasonable prior notice to Sellers, the premises and books and records of the Company in order to facilitate transition plans. Any information obtained by Purchasers or any of its representatives pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement (as hereinafter defined). Prior to the Closing Date, upon reasonable notice from Purchaser to Sellers, Sellers shall, subject to applicable laws, make the officers and management employees of the Company available to Purchaser and its representatives as Purchaser and its representatives shall from time to time reasonably request in order to facilitate transition plans. In no circumstance shall the Company provide customer data or other competitively sensitive information to Purchaser, including information in respect of the Company’s purchasing programs.

8.07 Possible Restructuring. On or before October 29, 2004, Purchaser may deliver a written notice (a “Restructuring Notice”) to Sellers stating that Purchaser desires to restructure the proposed transaction such that the Company undertakes a corporate reorganization with the effect that Integris Metals Corporation becomes the parent of the Company (the “Restructuring”). If Purchaser delivers a Restructuring Notice to Sellers, the Parties shall, and shall cause their Affiliates to, (a) as promptly as reasonably practicable amend this Agreement to reflect the Restructuring on mutually acceptable terms and (b) use their respective Best Efforts to effect the agreed upon restructuring as promptly as is reasonably practicable.

ARTICLE 9. - CONDITIONS PRECEDENT TO THE CLOSING

9.01 Conditions to the Obligations of All Parties. The obligations of each of Purchaser and each Seller to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions precedent:

(a)	no Prohibition Order shall have been issued and remain in effect;

(b)	there shall not be pending or threatened in writing any action, proceeding or investigation before any court, tribunal or governmental agency seeking as to any party hereto a Prohibition Order; and

(c)	all Required Governmental Approvals shall have been obtained and remain in effect.

9.02 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to purchase the Shares at the Closing is subject to the satisfaction, or the waiver by Purchaser in writing, at or prior to the Closing, of the following conditions precedent:

(a)	the representations and warranties of Sellers contained herein shall have been true and correct as stated when made and shall be repeated and be true and correct as stated at and as of the Closing;

(b)	Sellers shall have duly performed and complied with, in all material respects, the terms, agreements, covenants and conditions required by this Agreement to be performed or complied with by Sellers prior to or at the Closing;

(c)	Purchaser has received all of the documents required to be delivered by Sellers to Purchaser pursuant to Section 3.02; and

(d)	there shall not have occurred any change to the Company that has had, or would reasonably be expected to have, a Material Adverse Effect.

9.03 Conditions Precedent to Obligation of Sellers. The obligation of Sellers to sell the Shares at the Closing is subject to the satisfaction, or waiver by Sellers in writing, at or prior to the Closing, of the following conditions precedent:

(a)	the representations and warranties of Purchaser contained herein shall have been true and correct in all respects when made and shall be repeated and be true and correct in all respects at and as of the Closing;

(b)	Purchaser shall have duly performed and complied with, in all material respects, the terms, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and

(c)	Sellers have received all of the documents and the Purchase Price required to be delivered by Purchaser to Sellers pursuant to Section 3.03.

ARTICLE 10. - TERMINATION AND BREAK FEES

10.01 Termination. This Agreement may be terminated and the transactions contemplated herein abandoned as set forth below:

(a)	This Agreement may be terminated by Sellers by written notice to Purchaser if by December 15, 2004, after good faith discussions between Sellers and Purchaser, it appears that there may be serious impediments to closing by January 31, 2005, in which case no Break Fee shall be payable by Purchaser to Sellers.

(b)	This Agreement may be terminated by Sellers by written notice to Purchaser if the transaction has not been consummated by January 31, 2005 (or such later date as the parties may agree at the time based on certainty of closure at such time) for any reason. In such case, a Break Fee of US$20 million shall be payable by Purchaser to Sellers, unless the reason the transaction was not consummated was that the waiting period under the Hart Scott Rodino Act shall not have expired or been terminated or a governmental entity has prohibited the consummation of the transaction in which case a Break Fee of US$10 million shall be payable by Purchaser to Sellers.

(c)	This Agreement may be terminated by Purchaser by written notice to Sellers prior to the Closing, if: (1) Sellers shall have failed to perform in any material respect any of their obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, by January 30, 2005; or (2) any representation or warranty of Sellers contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), which failure to be true and correct is not cured, or is incapable of being cured, by January 30, 2005. In the case of a termination pursuant to this Section 10.01(c), no Break Fee shall be payable by Purchaser to Sellers.

(d)	This Agreement may be terminated by Sellers by written notice to Purchaser prior to the Closing, if: (1) Purchaser shall have failed to perform in any material respect any of its obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by Purchaser of written notice of such failure (or by January 31, 2005, whichever is earlier); or (2) any representation or warranty of Purchaser contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date). In such case, a Break Fee of US$20 million shall be payable by Purchaser to Sellers.

(e)	This Article 10 sets forth the sole and exclusive remedy that Sellers have against Purchaser if Sellers terminate this Agreement pursuant to this Section 10.01.

10.02 Break Fee. In the event that this Agreement is terminated pursuant to Section 10.01(b) or (d) above, Purchaser shall pay to Sellers the Break Fee equal to the amount specified in Section 10.01(b) or (d). Half of the Break Fee shall be payable to Reynolds and half of the Break Fee shall be payable to Billiton. Purchaser shall pay the Break Fee to Reynolds and Billiton by wire transfer of immediately available funds pursuant to the wire transfer instructions that each Seller shall deliver in writing to Purchaser at least three business days in advance of such payment. Such payments shall be made no later than 4:00 p.m. New York City Time on the effective date of termination. If a payment is made to a Seller after 4:00 p.m., Purchaser shall pay to Seller, in the manner set forth above, interest on such amount at an annual rate equal to the overnight rate offered by Mellon Bank for funds deposited on the date of payment from and including the effective date of termination to and including the day on which payment is received in the account of Seller. Purchaser’s obligation to pay interest to a Seller shall only be discharged as a result of payment having been received by such Seller, without regard to whether the other Seller shall have received payment.

10.03 Effect of Termination. In the event of the termination of this Agreement pursuant to Article 10, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Section 8.04, this Article 10.0, Section 11.03, Section 13.01 and Section 13.08. Notwithstanding the foregoing but subject to Section 10.01(e), nothing contained in this Section 10.03 shall relieve any party from liability for any willful breach of any representation, warranty, covenant or other agreement contained in this Agreement.

ARTICLE 11. - POST-CLOSING COVENANTS OF PURCHASER AND SELLERS

11.01 Records. Following the Closing, Sellers shall have reasonable access to personnel and pre-Closing records of the Company during normal business hours as may reasonably be necessary or advisable for Sellers to have in connection with any action or other proceeding arising from or related to Seller’s ownership and/or operation of the Company’s business. Sellers agree to keep any information obtained pursuant to the previous sentence confidential. For a period of six years after the Closing, Purchaser will maintain all financial and tax books and records (or shall offer them to Sellers prior to any disposal of them) existing as of the Closing Date pertaining to the Company and will permit Seller to examine such records at reasonable hours and make copies thereof at such Seller’s expense.

11.02 Further Assurances. On and after the Closing Date, the parties will take all appropriate action and execute all documents, instruments or conveyances of any kind that may reasonably be necessary or advisable to carry out any of the provisions hereof.

11.03 Confidentiality. The terms of the Confidentiality Agreement by and among Sellers and Purchaser dated October 15, 2004 (the “Confidentiality Agreement”), are

hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time the obligations of Purchaser under such Confidentiality Agreement shall terminate. Should the Closing not occur, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

11.04 Certain Employee Arrangements. Purchaser agrees to cause the Company to honor or Purchaser agrees to honor or assume the employee arrangements listed on Schedule 11.04, all as in effect at the Closing such that the employees receive the greater of (a) the severance amounts described under item 3(a), item 3(b) and item 4 of Schedule 11.04 of the Disclosure Schedule or (b) the amounts due under the Company’s current severance plan.

11.05 Survival. The provisions of this Article 11.0 shall survive Closing.

11.06 Indemnification by Sellers. Reynolds and Billiton will, severally, and not jointly, indemnify and hold harmless Purchaser against any losses, claims, damages or liabilities that arise out of or are based upon any breach or inaccuracy of any representation or warranty made by Sellers in Section 6.17 (it being understood that each of Reynolds and Billiton shall be responsible for 50% of any amounts due with respect to such indemnification). Purchaser shall not be entitled to recover an aggregate amount in excess of the Purchase Price in connection with (a) the indemnification set forth in this Section 11.06 and (b) a breach of any of the representations and warranties that survive the Closing in accordance with Section 12.01. Any claim for indemnification by Purchaser pursuant to this Section 11.06 must be brought within 18 months of the Closing Date.

11.07 Contribution Agreement. The parties acknowledge and agree that (a) certain matters set forth in the S-1 or the Disclosure Schedules may be subject to the Contribution Agreement and the agreement referenced in Section 4.04 hereof and (b) no such disclosure shall in any way affect the rights or obligations under the Contribution Agreement or the agreement referenced in Section 4.04 hereof of the parties thereto (including, without limitation, any rights to indemnification that the Company or its Subsidiaries may have against Sellers or their Affiliates pursuant to the Contribution Agreement or the agreement referenced in Section 4.04 hereof).

ARTICLE 12. - SURVIVAL OF REPRESENTATIONS AND WARRANTIES

12.01 The representations and warranties made herein or in any instrument delivered pursuant to this Agreement shall not survive beyond the earlier of (a) termination of this Agreement or (b) the Closing other than (i) the representations and warranties set forth in Article 4, Article 5 and Sections 6.02, 7.01, 7.02 and 7.04, each of which shall survive the Closing forever and (ii) the representations and warranties set forth in Section 6.17, which shall survive the Closing for a period of 18 months. This Section 12.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing.

ARTICLE 13. - MISCELLANEOUS PROVISIONS

13.01 Expenses. Whether or not the transactions contemplated herein shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby (it being understood that Sellers, and not the Company, shall be responsible for any investment bank and other advisor fees incurred by Sellers or the Company in connection with the transactions contemplated hereby).

13.02 Transfer Taxes; No Code §338 Election.

(a)	Notwithstanding anything herein to the contrary, all foreign, federal, state and local transfer, stamp, vehicle, sales and use taxes, real estate transfer and any and all transfer taxes (including without limitation, any real property gains taxes), if any, for which the stockholders of the Company are liable as a result of the transactions contemplated by this Agreement and any and all notarial fees imposed or incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Purchaser.

(b)	Neither Purchaser nor Company shall make any election under Code §338 with respect to the transaction contemplated by this Agreement.

13.03 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be hand delivered or sent by certified mail (return receipt requested) or by reputable overnight courier, or sent by facsimile (with transmission confirmation), delivered to the respective addresses set forth below or, as to each party, at such other address as shall be designated by such party in accordance with the provisions of this Section. All such notices and communications shall be effective when hand delivered or, in the case of notice by mail, courier, or facsimile, on the next succeeding business day following the date when sent (on the third succeeding business day when sent by mail) addressed as set forth below:

If to Reynolds:

6603West Broad Street

Richmond, Virginia 23230

P.O. Box 27003

Richmond, VA 23261-7003 (United States)

Attn: General Counsel Office

Fax: 804-281-3740

Copy to:

Alcoa Inc.

390 Park Avenue

New York, New York 10022

Attn.: General Counsel

Facsimile: 212-836-2844

If to Billiton:

Billiton Investments Ireland Limited

1 Neathouse Place

Victoria, London, U.K.

SW1V 1BH

Attn: Company Secretariat

Facsimile: 44 207 802 4090

If to Purchaser:

Ryerson Tull, Inc.

2621 West 15th Place

Chicago, Illinois 60608

Attn: General Counsel

Facsimile: (773) 788-4219

13.04 Entire Agreement. This Agreement, including the Exhibits and Schedules (each of which is attached and incorporated into this Agreement) and other documents referred to herein which form a part hereof, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all other agreements or understandings, written or oral, between the parties with respect to the subject matter hereof (including, without limitation, the letter dated October 15, 2004 but excluding the Confidentiality Agreement) and cannot be amended, supplemented or changed, nor can any provision hereof be waived, except by a written instrument signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

13.05 Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign its rights hereunder without the prior written consent of the other parties; provided, however, that Purchaser may assign this Agreement or performance of any part hereof to any wholly owned Delaware subsidiary, in whole or in part, without the consent of Sellers; provided that Purchaser shall remain obligated for its obligations hereunder.

13.06 Section Headings. The section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13.07 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

13.08 Consent to Jurisdiction. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement or any matters contemplated hereby, each party to this Agreement hereby (a) agrees that any such litigation, proceeding or other legal action may be brought in a court of competent jurisdiction located within the County of New York, in the State of New York, in federal court; (b) agrees that in connection with any such litigation, proceeding or action, such party will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 13.08 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) agrees to waive to the full extent permitted by law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) designates, appoints and directs CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in any such litigation, proceeding or action in the State of New York; (e) agrees to notify the other party to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the State of New York to serve in place of such agent and deliver to the other party written evidence of such substitute agent’s acceptance of such designation; (f) agrees as an alternative method of service to service of process in any such litigation, proceeding or action by mailing of copies thereof to such party at its address set forth in Section 13.03; (g) agrees that any service made as provided herein shall be effective and binding service in every respect; and (h) agrees that nothing herein shall affect the rights of either party to effect service of process in any other manner permitted by law. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

13.09 Governing Law. This Agreement has been executed and delivered in and shall be construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws doctrine.

13.10 Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

13.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their duly authorized representative, as of the day and year first above written.

SELLERS:

REYNOLDS METALS COMPANY

By:

BILLITON INVESTMENTS IRELAND LTD.

By:

PURCHASER:

RYERSON TULL, INC.

By:

Exhibit 1

The S-1 is attached hereto.